Exhibit 99.1

News Release

Media Contact: Doug Holt 312-557-1571 Doug_Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Announces Asset Management Leadership Change

CHICAGO, May 3, 2022 — Northern Trust (Nasdaq: NTRS) announced today that Shundrawn Thomas, President of Northern Trust Asset Management, will be leaving the company on June 1, 2022, in order to pursue an outside entrepreneurial opportunity.

“On behalf of Northern Trust, I would like to thank Shundrawn for his exceptional contributions throughout his 18 years,” Northern Trust Corporation Chairman and Chief Executive Officer Michael O’Grady said. “Shundrawn led with clarity, empathy and purpose and served as an example to us all. He not only embodied our enduring principles of service, expertise and integrity; he also courageously challenged and guided us to evolve how we live our principles in more inclusive and equitable ways.”

Thomas joined Northern Trust in 2004 and served in several executive roles over his tenure, including as a member of the Asset Management executive team since 2008 and as a member of the Management Group since 2017.

Thomas said he made the decision to leave Northern Trust in order to co-found a new, diverse-owned and led business that will provide debt and equity solutions to privately held U.S. companies. A key focus will be identifying untapped market opportunities and partnering with women and ethnically diverse business operators.

“Shundrawn has been a tireless champion for diversity, equity, and inclusion – both at Northern Trust and in the asset management industry – and is a recognized leader in sustainable investing,” O’Grady said. “We support Shundrawn’ s commitment to driving social impact, and we wish him nothing but continued success.”

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 23 U.S. states and Washington, D.C., and across 23 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2022, Northern Trust had assets under custody/administration of US$15.5 trillion, and assets under management of US$1.5 trillion. For more than 130 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Twitter @NorthernTrust or Northern Trust Corporation on LinkedIn.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.